Exhibit 99.1

Digerati Technologies to

Acquire T3 Communications, Inc.

San Antonio, TX – May 9, 2017 - Digerati Technologies, Inc. (OTCQB: DTGI) ("Digerati" or the "Company") announced today that the Company has entered into a definitive agreement to acquire T3 Communications, Inc. (“T3”), a leading provider of cloud communication and broadband solutions in Southwest Florida.

Based in Fort Myers, T3 is Southwest Florida’s local provider of quality communication services and solutions that maintains a 99% customer satisfaction rating. As an established provider, T3 has been exceeding the needs of a growing business community, enabling its customers to communicate and compete in the global market. T3’s robust offering of communication solutions is backed by cutting-edge technology, superior reliability and unrivaled support. For more information on T3, please visit www.t3com.com.

The business combination of Digerati’s wholly-owned subsidiary, Shift8 Networks, Inc. (“Shift8”) and T3 brings together two emerging cloud communication providers serving a broad range of customers in various industries including banking, healthcare, financial services, legal, real estate, staffing and government. The transaction will result in a profitable cloud telephony operator serving over 10,000 business users in Texas and Florida generating nearly $6 million in annual revenue. Digerati will consolidate 100% of the revenues and profits derived from this transaction due to its ownership structure of the combined entities. Synergies will be derived from the sharing of best practices, including Shift8’s adoption of T3’s direct sales model in Texas and T3’s adoption of Shift8’s channel sales model in Florida. Anticipated cost synergies include consolidation of telecommunications infrastructure, and integration of cloud PBX platforms and back-office systems.

Arthur L. Smith, CEO of Digerati, commented, “T3 Communications aligned perfectly with our strategic plan and acquisition criteria for revenue, profitability, and superior customer service with what we call ‘local touch.’ During the due diligence phase, we were most impressed with the T3 Team and its culture of genuine care for customers. You can’t build a profitable company with T3’s reputation, respected brand, and high customer retention without committed employees who make customer support a priority. We are excited about the tremendous value these attributes will bring to our combined offerings in the lucrative corridors we serve in Texas and Florida.”

Josh Reel, CEO of T3, stated, “We are excited to be the cultural and operational foundation of Digerati’s acquisition strategy during this opportunistic period of growth in our industry. Acquiring other profitable, regional cloud communication providers who manage to the same low attrition rates as we have done is a winning strategy we embrace with enthusiasm. Our obsession with customer service will undoubtedly continue to set us apart from the national and incumbent providers in our industry that are known to inadequately support the small-to-medium sized business.”

Subject to regulatory approval, the transaction is expected to close in approximately 90 days.

Digerati is a publicly-traded holding company, with a track record of launching and managing successful subsidiary operations, and is a multi-year recipient of Deloitte’s Fast500 and Fast50 Awards, for recognition as one of the fastest growing technology companies in North America. Through its subsidiary, Shift8 Networks, the Company is meeting the global needs of businesses seeking simple, flexible, efficient, and cost effective communication solutions, including fully-hosted IP/PBX, VoIP transport, SIP trunking, and customized VoIP services, all delivered Only in the Cloud™ on its carrier grade network. Former subsidiaries include ATSI Communications, Inc., an international telecommunications operator serving emerging markets throughout Mexico and Latin America, as well as GlobalSCAPE, Inc., an Internet software company trading on the NYSE that specializes in secure file transfer through its popular utility, CuteFTP. Other subsidiaries included a global VoIP carrier and oilfield service businesses operating in the Bakken Shale. For more information, please visit www.digerati-inc.com.

FORWARD-LOOKING STATEMENTS

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:

Jack Eversull

The Eversull Group

(972) 571-1624

(214) 469-2361 fax

jack@eversullgroup.com